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                                                                      Exhibit 23


                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
Haywood Bancshares, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Haywood Bancshares, Inc. of our report dated February 26, 1999, relating to the consolidated statements of financial condition of Haywood Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 1998, included in the December 31, 1998 annual report on Form 10-K of Haywood Bancshares, Inc.



/s/ KPMG LLP



Charlotte, North Carolina
March 26, 1999